Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
The PepsiCo 401(k) Plan for Hourly Employees:

We consent to the incorporation by reference in the registration statements (No. 333-165106, No. 333-76204 and No. 333-150868) on Form S-8 of PepsiCo, Inc. of our report dated June 24, 2015, with respect to the Statements of Net Assets Available for Benefits of The PepsiCo 401(k) Plan for Hourly Employees as of December 31, 2014 and 2013, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2014, and the related supplemental Schedule H, line 4i - Schedule of Assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of The PepsiCo 401(k) Plan for Hourly Employees.

/s/ KPMG LLP

New York, New York
June 24, 2015